 Exhibit 99.1

January 23, 2015

COMPANY CONTACT:

FutureFuel Corp.

Paul M. Flynn

314-854-8385	www.futurefuelcorporation.com

FOR IMMEDIATE RELEASE

FutureFuel Corp. Announces Resignation of President

CLAYTON, MO. (January 23, 2015) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced that Lee E. Mikles has submitted his resignation, effective January 31, 2015, as President of the Company. Mr. Mikles’s decision to resign is solely for personal reasons and time considerations and did not involve any disagreement with the Company, the Company’s management or the Board of Directors. Mr. Mikles will remain a member of the Company’s board of directors, but will not be active in the Company’s management.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its biofuels segment, the Company predominantly produces biodiesel. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. Visit www.futurefuelcorporation.com for more information on FutureFuel.

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